Exhibit 99.1

           Rogers Corporation Reports First Quarter Results

    ROGERS, Conn.--(BUSINESS WIRE)--April 21, 2005--Rogers Corporation (NYSE:ROG) announced today that for the fiscal first quarter of 2005, earnings per diluted share were $0.30, compared to the $0.72 earned in the first quarter of 2004. The Company's first quarter guidance was earnings of $0.28 to $0.32 per diluted share. Net income for the quarter was $5.1 million.
    Net sales in the first quarter were $86.5 million, compared to the $97.7 million sold in the first quarter of 2004. The Company had provided a first quarter guidance range for net sales of $85 to $89 million.
    Printed Circuit Materials segment sales totaled $39.7 million, down 12% from the first quarter of 2004, when customers were building significant inventory. This business segment's operating profit was $3.8 million, compared to $8.5 million a year ago. Flexible laminate circuit material sales were significantly lower due to major cell phone programs reaching end of life. The Company expects its customers' new programs to ramp up late in the second and into the third quarter. High frequency circuit material sales, driven by resumed cellular infrastructure orders, increased significantly over the fourth quarter and satellite TV market sales remained strong throughout the quarter.
    First quarter sales of High Performance Foams were $23.4 million, up 6% from the first quarter of last year, and just below last quarter's all-time record. Operating income for the segment was $1.3 million in the quarter, up from $0.7 million a year ago. Foam sales were driven by PORON(R) polyurethane materials, with strong results in industrial applications and consumer markets. BISCO(R) silicone foam sales were also up slightly over last year, while polyolefin foam sales were down as the Company continued to eliminate unprofitable business. At the Carol Stream, IL facility, Rogers has made progress in its polyolefin operations and reduced the loss from last year despite reduced sales.
    Sales of Polymer Materials and Components totaled $23.5 million for the quarter, compared to last year's first quarter sales of $30.5 million. The expected decline in Durel sales accounted for almost all of this business segment's decrease. However, demand for Rogers' new DFLX(TM) flexible electroluminescent lamp (EL), used in keypad applications, is exceeding expectations. The Company is currently adding EL capacity worldwide, and expects to have two to three times the current capacity for lamp production in place by the end of the first quarter of 2006. Sales of the Company's elastomer components were down from a year ago, when customers were building inventory in preparation for the business transition to China. Operational improvements continue at the new facility in China, and by the end of April, the Company expects to have sold the majority of the U.S. elastomer components product inventory built in anticipation of the business transition. Rogers' first busbar shipments from the new China operation were made at the end of the quarter. All indications are that this incremental business will grow rapidly, as the Company can now satisfy the requirements of Asian customers for local manufacturing. Rogers expects this new busbar operation to be profitable by the end of the year.
    Rogers' 50% owned joint ventures had quarterly sales of $23.9 million, an increase of 32% year-over-year. Rogers Chang Chun Technologies (RCCT) flexible laminate circuit material sales increased 44% year-over-year. The Company's two polyurethane foam joint ventures with Inoac Corporation also had significant sales growth, with a combined increase of 51% over last year. Additionally, as expected, the new polyurethane foam joint venture operation in China turned profitable in the quarter. Polyimide Laminate Systems (PLS) revenues declined due to lower market share for the joint venture's existing products. Looking forward, PLS expects sales to grow as the introduction of their new products was very favorably received.
    First quarter gross margin was 27.0%, down from 34.2% a year ago, when the Company had significantly less production capacity and higher sales. The corporate tax rate for the first quarter was 24%, which reflects the beginning of benefit from increased activity in jurisdictions with lower tax rates.
    The Company generated $6.8 million in operating cash flow, which exceeded this quarter's capital expenditures of $4.2 million. The Company's cash and short-term investments increased by $0.7 million after repurchasing $7.0 million of the Company's common stock in the quarter under its stock repurchase program. As anticipated, Rogers made significant progress improving its balance sheet during the quarter, reducing inventories by $4.1 million; accounts receivable by $4.0 million; and decreasing accounts payable liabilities by $6.0 million. The Company continues to be debt free, and capital expenditures continue to be funded from operations.
    Robert D. Wachob, President and CEO, commented, "Both sales and profits for the quarter were in line with our expectations. Although lower than we would like, this quarter's profit was affected by significant product mix changes, continued process improvement expenses, the new operations both in the U.S. and China, and also under-utilized new capacity in certain product lines. Despite the unfavorable comparison to the first quarter of 2004, when we had considerably more operating leverage, we are very pleased with our progress this quarter. In particular, I am very pleased with the success and market demand for Durel's flexible keypad lamp, the steady product sales and operational improvements in our new and relocated facilities, and the progress in reducing our inventories. We look forward to making continued improvement throughout the year and expect second quarter net sales to be in the range of $89 to $93 million, and profits between $0.40 to $0.44 per diluted share."

    Rogers Corporation, headquartered in Rogers, CT, U.S.A., develops and manufactures high-performance specialty materials, which serve a diverse range of markets including: portable communication devices, communication infrastructure, consumer products, computer and office equipment, ground transportation, and aerospace and defense. Rogers operates manufacturing facilities in Connecticut, Arizona, and Illinois in the U.S., in Gent, Belgium, in Suzhou, China, and in Hwasung City, Korea. Sales offices are located in Belgium, Japan, Taiwan, Korea, China, and Singapore.

    Safe Harbor Statement

    Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and are subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2004 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of April 21, 2005, and Rogers undertakes no duty to update this information unless required by law.

    Additional Information and April 22nd Conference Call

    For more information, please contact the Company directly, visit Rogers Web site on the Internet, or send a message by email.

    Website Address: http://www.rogerscorporation.com

    Financial News Contact: Paul B. Middleton, Acting Chief Financial Officer and Corporate Controller, Phone: 860-774-9605, FAX:
860-779-4714

    Editorial Contact: Edward J. Joyce, Manager of Investor and Public Relations, Phone: 860-779-5705, FAX: 860-779-5509, e-mail:
edward.joyce@rogerscorporation.com

    A conference call to discuss first quarter results will be held on Friday, April 22nd at 9:00 a.m. (Eastern Time).

    The Rogers participants in the conference call will be:

    Robert D. Wachob, President and CEO
    Paul B. Middleton, Acting CFO and Corporate Controller Robert M. Soffer, Vice President, Treasurer and Secretary Debra J. Granger, Director, Corporate Compliance and Control Edward J. Joyce, Manager of Investor and Public Relations

    A Q&A session will immediately follow management's comments.

    To participate in the conference call, please call: 1-800-574-8929 toll-free in the United States and 1-706-634-1907 internationally. There is no passcode for the live teleconference. For playback access, please call: 1-800-642-1687 in the United States and 1-706-645-9291 internationally through 11:59 p.m. (Eastern Time), Friday April 29th. The pass code for the audio replay is 5542856.
    The call will also be webcast live in a listen only mode. The webcast may be accessed through links available on the Rogers Corporation Web site at www.rogerscorporation.com. Replay of the archived webcast will be available on the Rogers Web site beginning two hours following the webcast.


                                                      Quarters Ended
(In thousands, except per share amounts)            April 3,  April 4,
                                                       2005      2004
------------------------------------------------ ----------- ---------
Net Sales                                           $86,545   $97,670
Costs and Expenses:
 Cost of Sales                                       63,141    64,285
 Selling and Administrative                          14,400    14,895
 Research and Development                             5,060     4,641
                                                 ----------- ---------
Total Costs and Expenses (Including Depreciation
 and Amortization of: 2005 - $5,279; 2004 -
 $4,658)                                             82,601    83,821
                                                 ----------- ---------
Operating Income                                      3,944    13,849
 Other Income less Other Charges                      2,573     2,381
 Interest Income/ (Expense), Net                        228        78
                                                 ----------- ---------
Income Before Income Taxes                            6,745    16,308
 Income Tax (Benefit) Expense                         1,620     4,077
                                                 ----------- ---------
Net Income                                           $5,125   $12,231
                                                 ----------- ---------
Net Income Per Share:
 Basic                                                $0.31     $0.76
                                                 ----------- ---------
 Diluted                                              $0.30     $0.72
                                                 ----------- ---------
Shares Used in Computing:
 Basic                                               16,404    16,177
                                                 ----------- ---------
 Diluted                                             16,879    16,973
                                                 ----------- ---------

Consolidated Balance Sheets

(In thousands)                                    April 3,     Jan 2,
                                                    2005        2005
----------------------------------------------- ----------- ----------
Assets
 Current Assets:
   Cash and Cash Equivalents                       $40,707    $37,967
   Short-term Investments                               --      2,000
   Accounts Receivable, Net                         53,735     57,264
   Accounts Receivable - Joint Ventures              4,719      5,176
   Note Receivable, Current                          2,100      2,100
   Inventories                                      44,930     49,051
   Asbestos-related insurance receivables            7,154      7,154
   Other Current Assets                             12,130     12,222
                                                ----------- ----------
     Total Current Assets                          165,475    172,934
                                                ----------- ----------
 Notes Receivable, Long Term                         4,200      4,200
 Property, Plant and Equipment, Net                137,894    140,384
 Investment in Unconsolidated Joint Ventures        17,749     18,671
 Pension Asset                                       5,831      5,831
 Goodwill and Other Intangible Assets, Net          28,946     29,072
 Asbestos-related insurance receivables             28,803     28,803
 Other Assets                                        5,247      5,300
                                                ----------- ----------
     Total Assets                                 $394,145   $405,195
                                                ----------- ----------
Liabilities and Shareholders' Equity
 Current Liabilities:
   Accounts Payable                                $15,107    $21,117
   Accrued Employee Benefits and Compensation       13,293     18,427
   Asbestos-related insurance liabilities            7,154      7,154
   Other Current Liabilities                        13,605     10,689
                                                ----------- ----------
     Total Current Liabilities                      49,159     57,387
                                                ----------- ----------
 Deferred Income Taxes                              13,808     14,111
 Pension Liability                                  14,763     14,757
 Retiree Health Care and Life Insurance
  Benefits                                           6,483      6,483
 Asbestos-related insurance liabilities             29,045     29,045
 Other Long-Term Liabilities                         1,872      2,045
 Shareholders' Equity                              279,015    281,367
                                                ----------- ----------
     Total Liabilities and Shareholders' Equity   $394,145   $405,195
                                                ----------- ----------

    CONTACT: Rogers Corporation
             Edward J. Joyce, 860-779-5705
             edward.joyce@rogerscorporation.com